PERSONAL AND CONFIDENTIAL
May 31, 2019

Scott Brown

Dear Scott,
I am delighted to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or “Company”) as Chief Revenue Officer, based in the San Francisco Bay Area, and reporting to Oliver Ratzesberger, President and Chief Executive Officer.
This letter outlines the key elements of your compensation and related arrangements. Since your role will be as an executive officer with Teradata, all outlined compensation elements are subject to the review and formal approval of the Compensation and Human Resource Committee of Teradata’s Board of Directors (the “Committee”), and your appointment as an executive officer is subject to the review and formal approval by Teradata’s Board of Directors.
Base Salary: Your base salary will be paid at a rate of $550,000 on an annualized basis, less payroll deductions and withholdings, and paid on the Company’s normal payroll schedule.
Management Incentive Plan: You will be eligible to participate in Teradata’s Management Incentive Plan (the “MIP”), a performance-based annual incentive program for executive officers. Under the MIP, the Committee establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as each eligible employee’s individual performance against their business objectives. We are recommending to the Committee that it approve an MIP target incentive opportunity of 100% of your eligible gross base salary, which would bring your total targeted annual compensation to $1,100,000. The period of your eligibility under the MIP will begin the first full month following your start date of employment, and your incentive opportunity will be pro-rated based upon the portion of your base salary earned during your eligibility period. Incentive awards are subject to discretionary adjustment by the Committee as outlined in the MIP and, if earned, are paid in the first calendar quarter following the program year.
Annual Equity Award (Performance-Based / Restricted Share Units): You will be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee in the first quarter each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee in its discretion. Teradata anticipates granting you an Annual Equity Award for 2019, consisting of PBRSUs and RSUs with a grant date value of $3,100,000, subject to approval by the Committee. This Annual Equity Award would be effective the 1st of the month following your hire date. The grant would be split between PBRSUs (70%) and RSUs (30%), with the PBRSUs subject to a three (3)-year cliff vesting period and the RSUs vesting in three (3) equal annual installments. For clarity, going forward beginning in 2020, as CRO you will be granted annual equity awards under the Company’s annual equity award program for executive and such awards will not be pro-rated in value. The Annual Equity Award will be governed by the terms and conditions of the Teradata 2012 Stock Incentive Plan, as amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award. In addition, for avoidance of doubt, Teradata’s standard practice with respect to the settlement of PBRSU awards is to distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period.
New Hire Grant Restricted Stock Unit Award: Subject to approval by the Committee, Teradata anticipates awarding you a one-time grant of service-based RSU’s with a grant value of $4,900,000 (“New Hire Grant”). The actual number of RSUs for your New Hire Grant will be determined by taking the value of the award on the effective date of grant and dividing it by the preceding 20-day average of Teradata stock but not including, the date of the grant (the “New Hire Equity Effective Date”). The New Hire Grant will vest in one-third increments on each anniversary of the New Hire Equity

Effective Date until vested in full at the end of a three-year period, subject to your continued employment with Teradata on each applicable vesting date and other terms and conditions set forth in the Plan and your equity award agreement.
Stock Ownership Guidelines: Executive positions are subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee (currently, 35,000 shares), which are subject to change from time to time in the Committee’s discretion.
Officer/Executive Severance Plan and Change in Control: We will recommend to the Committee that you be eligible to participate as a Level I participant in the Teradata Executive Severance Plan (the “ESP”) and as a participant under the Teradata Change in Control Severance Plan (the “CIC Plan”). We anticipate that you would be designated by the Committee as an eligible participant in both plans effective upon your start date of employment with Teradata; however, each plan is subject to amendment or termination by Teradata in accordance with the terms of each plan, and your participation in the ESP is subject to your signing a participation agreement under the ESP. A copy of each plan, as well as the participation agreement for the ESP, will be provided to you under separate cover.
Travel: Although your primary work location will be in the San Francisco Bay Area when you are not otherwise traveling for business, you will be expected to spend such time as necessary at Teradata’s office in San Diego and, as with any other business travel, any expenses associated with your work in San Diego or otherwise will be reimburseable as a Company business expense. Such expenses include the cost of airfare, lodging, and a rental car or ride services. Travel expenses will be reimbursed upon receipt, in accordance with the Company’s Travel and Expense Policy. In addition, in connection with any business travel for the Company, notwithstanding anything to the contrary in the company’s travel and expense policy, for medical reasons, you will be permitted to fly business class for flights of any duration whether internationally or domestically.
Outside Board Service: Upon approval by Teradata’s Chief Executive Officer, you will be permitted to serve as an outside director on the board of another company and a board observer for at least one other outside company; provided, however, that such companies do not compete with Teradata and that such service complies with Teradata’s policies and applicable law and does not interfere with your responsibilities and duties for the Company.
Tax Matters: Teradata agrees to reasonably cooperate with you to amend your offer letter to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Internal Revenue Code, as amended, but only to the extent such amendment would not have a more than de minimis adverse effect on Teradata and is approved by the Committee. Notwithstanding any other provision of your offer letter, Teradata may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.
Benefits: As an employee of the Company, you will be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata from time to time, subject to plan terms and generally applicable company policies. A full description of these benefits is available for your review. Teradata may change its benefit programs from time to time in its discretion.
By accepting this offer of at-will employment, you agree to the Conditions of Employment outlined in Attachment A, including but not limited to the restriction of disclosure of any trade secret or confidential/proprietary information during your employment at Teradata, satisfactory outcome of background and reference checks, and proof of identity and legal authorization to work.
This letter, together with Attachment A and your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Teradata. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata’s discretion in this letter, require a written modification signed by an officer of Teradata.
Scott, we are excited to provide this offer and look forward to the contributions you will bring to the Teradata team; I hope you share this enthusiasm. This offer will remain effective until June 2, 2019 and assumes a start date of June 17, 2019 if not sooner. The final offer letter and new hire documents are processed through our on-line portal which allows electronic signature; a copy of this offer letter and the new hire documents will be delivered through the portal for your review and approval following a verbal acceptance.
If you have any questions regarding the details of this offer, please do not hesitate to contact me.
Sincerely,
Oliver Ratzesberger

President & Chief Executive Officer    /s/ Scott A. Brown

ATTACHMENT A
CONDITIONS OF EMPLOYMENT
Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria outlined below. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. You assume any and all risks associated with terminating any prior or current employment or making any financial or personal commitments based upon Teradata’s conditional offer.
Pre-employment Background and Reference Checks: This offer of employment is conditioned upon successful completion of a background and reference checks. By accepting this offer and these conditions you will agree to provide Teradata permission to conduct both of these checks and release the results to Teradata designated officials. Following acceptance of the offer you will receive an e-mail with the subject Action Required to Complete Background Check for Teradata Employment with a link to initiate the background check process. Please submit your information within three days of receipt of the link.
U.S. Employment Eligibility. As required by federal law, you must provide satisfactory proof of your right to work in the United States. You will be required to complete an I-9 form and submit acceptable documentation (as noted in the I-9 form) verifying your identity and work authorization within three (3) days of your employment start date.
Confidential Information. You must read, execute, and agree to abide by Teradata’s Employee Confidential Information and Invention Assignment Agreement, which prohibits unauthorized use or disclose of Teradata’s proprietary information, among other obligations.
Mutual Agreement to Arbitrate. You must read, execute, and agree to abide by Teradata’s Mutual Agreement to Arbitrate all Employment Related Claims, which provides for final and binding arbitration of any unresolved employment-related disputes that may arise between you and Teradata.
Code of Conduct & Conflicts of Interest Certifications. You agree to read and abide by Teradata’s Code of Conduct and to disclose in writing all actual and potential conflicts of interest which pertain to you. Teradata’s Code of Conduct, which includes the contact information for Teradata’s Ethics Helpline, will be provided to you on your first day of employment, and can also be accessed here: https://assets.teradata.com/pdf/Code-of-Conduct.pdf. You will be required to take Teradata’s Code of Conduct training and certify in writing your commitment to reading and complying with the Code of Conduct and disclosing all conflicts in interest no later than thirty (30) days after your employment start date. An email with a link to the training will be sent you on or shortly after your start date of employment.
No Employment Restrictions. By accepting and signing this document, you certify to Teradata that you are not subject to any restrictions by virtue of any prior employment which would preclude or restrict you from performing the position being offered in this letter, such as non-competition, non-solicitation, or other work-related restrictions. This offer is further conditioned upon Teradata confirming that there are no export restrictions applicable to your employment
No Improper Use of Information of Prior Employers and Others. Teradata respects the intellectual property rights of other companies. You should not bring with you to your Teradata position any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, nor in any other way disclose or use such information while employed by Teradata. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Teradata. Your managers and colleagues will be instructed to not accept any such confidential information of another company, and you will be subject to discipline up to and including termination of employment for disclosure of such information.
Employment At Will. This document reflects the general description of the terms and conditions of your employment with Teradata. Teradata has in place other policies which govern your employment relationship with Teradata, which it may change from time-to-time in its discretion. Your offer letter, this attachment, and these policies are not a contract of employment for any definite duration of time. Your employment at Teradata will be “at-will”, meaning either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason whatsoever. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Teradata.